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                                 EXHIBIT (3.4)
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                     FIFTH AMENDMENT TO THE DECLARATION OF
                           TRUST OF LIBERTE INVESTORS

            (formerly known as LOMAS & NETTLETON MORTGAGE INVESTORS)


                 WHEREAS, Liberte Investors (formerly known as Lomas & Nettleton Mortgage Investors) is a business trust organized under the laws of Massachusetts pursuant to a Declaration of Trust dated June 26, 1969, and recorded in the Registry of Deeds of Suffolk County on June 27, 1969, in Book 8293 at Page 278, as amended by instruments (i) dated September 19, 1969, recorded in such Registry on October 3, 1969, in Book 8316 at Page 217, (ii) dated January 24, 1986, recorded in such Registry on February 19, 1986, in Book 12298 at Page 204, (iii) dated January 19, 1989, recorded in such Registry on January 31, 1989, in Book 15338 at Page 46, and (iv) recorded in such Registry on December 15, 1992, in Book 17912 at Page 76, having an effective date of December 18, 1992; and

                 WHEREAS, Liberte Investors has sought relief, as debtor in possession, under Chapter 11, relating to reorganizations, of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (Case No. 93B-45262(BRL) ) (the Chapter 11 Case); and

                 WHEREAS, a Plan of Reorganization for Liberte Investors was confirmed on January 24, 1994, in the Chapter 11 Case; and
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                 WHEREAS, such Plan of Reorganization (1) contemplates the
taking of certain actions provided for therein, without further action by the Trustees of Liberte Investors or holders of its shares of beneficial interest, including the amendment of the Declaration of Trust of Liberte Investors and
(2) designates Robert Ted Enloe III, President of Liberte, as an officer having the power and authority to do or take or cause to be done or taken, any act necessary to cause such amendment to become effective under Massachusetts law, all without any further action by Liberte Investors trustees or holders of shares of beneficial interest, but with like effect as if any such power and authority has been exercised and actions taken by unanimous action of the Trustees of Liberte Investors and the holders of its shares of beneficial interest;

                 NOW, THEREFORE, the Declaration of Trust of Liberte investors is amended as follows:

         (1) SECTION 2.1, as previously amended, shall be further amended by striking out the clause "but in no case less than five (5) nor more than eleven (11)", and substituting in lieu thereof the clause "but in no case less than three (3) nor more than seven (7)"

         (2) SECTION 2.2 shall be amended by striking out the second sentence thereof and inserting in lieu thereof the following sentence:





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                 Of the three Trustees who shall continue to qualify as
Trustees after the Fifth Amendment to the Declaration of Trust becomes effective (all of whom have an address in care of the principal executive offices of the Trust), one class of Trustees shall consist of Edward W. Rose, III, who shall continue to serve until the 1994 Annual Meeting of Shareholders and until his successor shall have been elected and qualified; another class shall consist of Gene H. Bishop, who shall continue to serve until the 1995 Annual Meeting of Shareholders and until his successor shall have been elected and qualified; and a third class shall consist of Robert Ted Enloe, III, who shall continue to serve until the 1996 Annual Meeting of Shareholders and until his successor shall have been elected and qualified.

         (3)     ARTICLE 3 shall be amended by:

                 (a)      redesignating Section 3.20 as Section 3.21; and

                 (b)      inserting the following as the new Section 3.20:

                 SECTION 3.20 Power to appoint a resident agent in Massachusetts. The Trustees shall have the power to appoint a resident agent in Massachusetts as the true and lawful attorney of the Trust upon whom all lawful processes in any action or proceeding against the Trust may be served. Such resident agent shall be either an individual who is a resident of and has a business address in Massachusetts, a corporation organized under Massachusetts law, or a corporation organized under the laws of any other state of the United States which has an office in Massachusetts and has complied with the reporting provisions of Massachusetts law with respect to foreign corporations. The Trustees have duly appointed as resident agent, Frederick Goldstein, Esq., having an address at Lourie & Cutler, P.C., 60 State Street, Boston, Massachusetts 02109. Such appointment shall become effective upon the filing of the Fifth Amendment to the Declaration of Trust. The Trust may, by vote of the Trustees, revoke any appointment of a resident agent or appoint a new resident agent. Any such revocation or appointment shall become effective upon the amendment of this Declaration of Trust in accordance with the provisions of
Section 8.1. Any resident agent shall give notice of a change in business address, or of its resignation as such, in a manner similar to that prescribed for resident agents of corporations under the applicable provisions of the Massachusetts Business Corporation Law.

         (4) SECTION 5.1 shall be amended by adding the following to the end of the second paragraph:





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                 No interest of beneficiaries in the Trust may be represented by "nonvoting equity securities" within the meaning of Section 1123(a)(6) of the United States Bankruptcy Code, 11 U.S.C.
                 Section 1123(a)(6); this provision, included in this Declaration of Trust in compliance with Section 1123(a)(6) of the United States Bankruptcy Code, 11 U.S.C. Section 1123, shall have no force and effect except to the extent required by such Section so long as such Section is in effect and applicable to the Trust.

         (5) Section 5.7 is amended by replacing such section in its entirety with the following:

                 SECTION 5.7 Restrictions on Transfer of Shares to preclude the application of the Internal Revenue Code's Section 382 limitation and to preserve other tax attributes. (a) In order to preserve the Trust's net operating loss carryforwards and other tax attributes under the Internal Revenue Code, the following restrictions upon transfer of the Trust's Shares shall apply until the Trustees determine otherwise:

                 (i) (1) No person other than the Trust shall transfer any Shares of the Trust to any person to the extent that such transfer (whether or not such transfer is the result of a transaction entered into through the facilities of the New York Stock Exchange), if effective, would cause the Ownership Interest Percentage of the transferee or any other person to increase to 5 percent or above, or from 5 percent or above to a greater Ownership Interest Percentage.

                 (i) (2) For purposes of Section 5.7, the following terms shall have the following meanings:

         (a) "Initial Transferor" shall mean a person who attempts to make a transfer of Shares described in subparagraph (a)(i)(1);

         (b) "Ownership Interest Percentage" shall mean the value of the Shares owned, directly or indirectly (under the constructive ownership rules of Section 544 of the Internal Revenue Code), by a person as a percentage of all issued and outstanding Shares of the Trust;

         (c) "person" shall include any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization;





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         (d)     "Prohibited Distributions" shall mean any dividends or other distributions paid by the Trust with respect to the Prohibited Shares that were received by the Purported Acquiror.

         (e) "Prohibited Shares" shall mean each Share of the Trust the transfer of which is restricted by subparagraph (a)(i)(1).

         (f) "Purported Acquiror" shall mean the person to whom the Initial Transferor attempts to make a transfer of Shares described in subparagraph (a)(i)(1) or of the ownership of a Higher Tier Entity (as defined in subparagraph (i) below);

         (g) "Resale Proceeds" shall mean the proceeds of sale of Prohibited Shares received by the Purported Acquiror to an unrelated party in an arm's-length transaction.

         (h) "Sales Proceeds" shall mean the proceeds of sale of Prohibited Shares received by a designated agent of the Trust.

         (i) "transfer" shall include any means of conveying legal or beneficial ownership of Shares, whether such means is direct or indirect, voluntary or involuntary, including without limitation, the transfer of ownership of any entity which, directly or indirectly owns Shares (a "Higher Tier Entity");

         (j) "transferee" shall mean any person to whom shares are transferred.

                 (ii) Any transfer of Shares of the Trust that would otherwise be prohibited pursuant to subparagraph (a)(i) shall nonetheless be permitted if information relating to a specific proposed transaction is presented to the Trustees and the Trustees determine (x) that such transaction will not create a substantial risk of loss of the Trust's status as a real estate investment trust, or (y) that the overall economic benefits of such transaction to the Trust and its Shareholders outweigh the detriments, if any, of such transfer.

         (b) Unless approval of the Trustees is obtained as provided in subparagraph (a)(ii) of this Section 5.7, any attempted transfer of Shares of the Trust in excess of the number of Shares that could be transferred to the transferee without restriction under subparagraph (a)(i)(1) of this Section 5.7 shall not be effective to transfer ownership of such Prohibited Shares to the Purported Acquiror, who shall





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not be entitled to any rights as a shareholder of the Trust with respect to the
Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). Subject to the Trust's election to apply subparagraph (b)(i) below, all rights with respect to the Prohibited Shares shall remain the property of the Initial Transferor. A Purported
Acquiror shall be deemed to have consented to all the provisions of this
Section 5.7 and to have agreed to act as provided in the following subparagraph
(b)(i) if the Trust so demands.

                 (i) Upon demand by the Trust, the Purported Acquiror shall transfer any certificate or other evidence of ownership of the Prohibited Shares within the Purported Acquiror's possession or control, along with any Prohibited Distributions, to an agent designated by the Trust (the "Agent"). If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arm's-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as agent for the Initial Transferor, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent, shall transfer to the Agent the Prohibited Distributions and the Resale Proceeds except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following subparagraph
(b)(ii) if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of the Prohibited Shares by the Purported Acquiror other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Shares.

                 (ii) The Agent shall sell in an arm's-length transaction through the facilities of a national securities exchange or an over-the-counter market, if possible any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the Sales Proceeds, or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (x) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, and (y) where the purported transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value of the Prohibited Shares at the time of such purported transfer. Subject to the succeeding provisions of this subparagraph (b)(ii), any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be the property of the





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Initial Transferor. If the identity of the Initial Transferor cannot be determined by the Agent through inquiry made to the Purported Acquiror, the Agent shall publish appropriate notice (in The Wall Street Journal, if possible) for seven consecutive business days in an attempt to identify the Initial Transferor in order to transmit any Resale Proceeds or Sales Proceeds or Prohibited Distributions due to the Initial Transferor pursuant to this subparagraph (b)(ii). The Agent may also take, but is not required to take, other reasonable actions to attempt to identify the Initial Transferor. If after 90 days following the final publication of such notice the Initial Transferor has not been identified, any amounts due to the Initial Transferor pursuant to this subparagraph (b)(ii) may be paid over to a court or governmental agency, if applicable law permits, or otherwise shall be transferred to an entity designated by the Trust that, is described in Section 501(c)(3) of the Internal Revenue Code. In no event shall any such amounts due to the Initial Transferor inure to the benefit of the Trust or the Agent, but such amounts may be used to cover expenses (including but not limited to the expenses of publication) incurred by the Agent in attempting to identify the Initial Transferor.

         (c) Upon a determination by the Trustees that there has been or is threatened a purported transfer of Prohibited Shares to a Purported Acquiror, the Trustees may take such action in addition to any action permitted by this
Section 5.7 as advisable to give effect to the provisions of this Section 5.7 including, without limitation, refusing to give effect on the books of this Trust to such purported transfer or instituting proceedings to enjoin such purported transfer.

         (d) The Trust may require as a condition to the registration of the transfer of any Shares that the proposed transferee furnish to the Trust all information reasonably requested by the Trust with respect to all the proposed transferee's direct or indirect ownership interests in Shares of the Trust.

         (e) All certificates evidencing ownership of Shares of this Trust shall be subject to the restrictions on transfer contained in this Section 5.7 and shall bear (or be deemed to bear) a conspicuous legend referencing the restrictions set forth in this Section 5.7.

         (f) Nothing contained in this Section 5.7 shall limit the authority of the Trustees to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Trust and the interests of the holders of its securities in preserving the Trust's real estate investment trust status.





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         (g)     The Trustees shall have the power to resolve (1) any ambiguity in the terms of this Section 5.7 and (2) based on the known facts and making a "worst-case" assumption about such facts as are not known, any uncertainty as to the application of this Section 5.7 in a particular factual situation.

         (h) Nothing contained in this Section 5.7 shall independently require the Trustees to preserve the Trust's status as a real estate investment trust.

         (6)     SECTION 8.1 is amended by:

                 (a) striking out the period at the end of the first sentence thereof, and inserting a semicolon in lieu thereof; and

                 (b) inserting the following new clauses:

                 and further provided, that the Trustees may also, from time to time, by written instrument signed by at least two-thirds (2/3) of the Trustees, amend or alter the provisions of this Declaration of Trust without the vote or assent of the Shareholders, (i) to modify the Ownership Interest Percentage in the Trust specified in Section 5.7(a)(i)(1), (ii) to modify the definitions of any terms set forth in Section 5.7, or
                 (iii) to amend the provisions of Section 3.20, relating to the Trust's resident agent in Massachusetts, to comply with applicable Massachusetts law.

         (7) SECTION 8.2 shall be amended by striking out the text of such section and inserting the following in lieu thereof:

                 By written instrument signed by at least two-thirds (2/3) of the Trustees and consented to by at least two-thirds (2/3) of the Shares then outstanding hereunder and entitled to vote, either in writing or by a vote at a meeting of Shareholders, a corporation, association, trust or other organization (or one or more of such entities) may be organized to take over the Trust property and carry on the affairs of the Trust. The Trust property may be sold, conveyed or transferred to any such corporation, association, trust or organization, or to any existing corporation, association, trust or other organization, in exchange for the shares or securities thereof, or beneficial interest therein, and such transferee may be caused to assume the liabilities of the Trust, to deliver such





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         shares, securities or beneficial interests ratably to the Shareholders in redemption of their Shares, and this Trust may be terminated; provided, however, that no such sale, conveyance or transfer of the Trust Property shall be made to any corporation, association, trust or other organization unless (i) it utilizes its best efforts to continue to qualify for benefits under the federal income tax laws which are substantially equal to the benefits for which this Trust qualifies at such time, if that is appropriate, (ii) it has a purposes substantially the same as the purpose of this Trust, and (iii) its shares, securities, or beneficial interests which will be issued in exchange for such property constitute an investment substantially equal in quality and substantially the same in type as an investment in the Shares hereof.

         (8) Section 8.4 shall be amended by striking out the heading and the text of such section and inserting the following in lieu thereof:

                 SECTION 8.4. Power to organize other corporations or business trusts. By written instrument signed by at least two-thirds (2/3) of the Trustees and without the vote or assent of the Shareholders, the Trustees may cause the Trust to organize, or cause to be organized, one or more corporations or business trusts, under the Business Corporation Law of the Commonwealth of Massachusetts or of the applicable laws of any other state, all of the outstanding shares of each of which shall be owned by the Trust, for any appropriate purpose of the Trust that they deem in its best interests.

         (9) The Declaration of Trust shall be amended by inserting the following as new Section 8.6 thereof:

         SECTION 8.6. Effect of Reorganization under Federal laws and Implementation of Plan of Reorganization. (a) If, pursuant to the provisions of any applicable statute of the United States relating to reorganizations, a plan of reorganization of the Trust has been or shall be confirmed by the decree or order of a court of competent jurisdiction, the Trust may put into effect and carry out the plan and the decrees and orders of the court relative thereto and may take any proceeding and do any act provided in the plan or directed by such decrees and orders, without further action by its Trustees or Shareholders. Such power and authority may be exercised, and such proceedings and acts may be taken, as may be directed by such decrees or orders, by the





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trustee or trustees for the Trust appointed by the court in the reorganization proceedings (or a majority thereof), or if none be appointed and acting, and the Trust is the debtor in possession, by designated officers of the Trust, or by a master or other representative appointed by the court, with like effect as if exercised and taken by unanimous action of the Trustees and Shareholders of the Trust.

         (b) In accordance with any such plan of reorganization, the Trust may organize, cause to be organized, or utilize one or more entities or corporations under the Business Corporation Law of the Commonwealth of Massachusetts or any other state of the United States, all of the outstanding shares of which initially shall be owned by the Trust.

         (c) The Trust may, in the manner provided in subsection (a), but without limiting its generality or effect, alter, amend or repeal its by-laws; constitute or reconstitute the Board of Trustees, and name, constitute or appoint Trustees and officers in place of or in addition to all or some of the Trustees or officers then in office; amend this Declaration of Trust without the vote or assent of the Trustees and/or the Shareholders, and make any change in its authorized and issued shares of beneficial interest, or make any other amendment, change or alteration, or provision, authorized by such plan or necessary for its implementation, or transfer all or part of its assets. In no such case, however, shall any Shareholder have any right to demand payment for such Shareholder's shares of beneficial interest.

         (d) Any amendment made to the Declaration of Trust pursuant to the foregoing provisions of this section shall be signed under the penalties of perjury by the person or persons authorized by the court, in accordance with the provisions of subsection (a), and filed with the state secretary, recorded in the Registry, and filed with the clerk of the City of Boston. The amendment shall become effective when it has been so filed and recorded, unless said amendment specifies a later effective date and not more than thirty days after such filing, in which even the amendment shall become effective on such later date.





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                 IN WITNESS WHEREOF, I, Robert Ted Enloe III, have this 31st day of March, 1994, set my hand and seal, under penalties of perjury, to this Fifth Amendment, and declare that I have examined this amendment, and believe it constitutes the true, correct, and complete text of the amendment to the Declaration of Trust of Liberte Investors provided for in the Plan of Reorganization confirmed in the Chapter 11 Case.

                                                 /s/ ROBERT TED ENLOE III
                                                 Robert Ted Enloe III
                                                 President and Trustee, and
                                                    not individually

THE STATE OF NEW YORK     )
                          )
COUNTY OF NEW YORK        )

                 BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared ROBERT TED ENLOE III, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purpose therein expressed, and in the capacity therein stated.

                 GIVEN UNDER MY HAND AND SEAL OF OFFICE this 31st day of March, 1994.



My Commission Expires:


       8/30/95                                   /s/ BRIDGET SHEAHAN
                                                 Notary Public, State of New
                                                 York

                 (SEAL)
            BRIDGET SHEAHAN                      Bridget Sheahan
   Notary Public, State of New York              Printed Name of Notary
              No. 5017113
     Qualified in New York County
   Commission Expires Aug. 30, 1995